UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

November 10, 2011 (November 7, 2011)
Date of Report (Date of earliest event reported)

MODERN MOBILITY AIDS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-168983	27-4677038
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1235 Bay St, Suite 400
 Toronto, Ontario, M5R 3K4
Attn:  Mohamed K. Karatella

(Address of Principal Executive offices)(Zip Code)

(586) 530-5605
(Registrant's telephone number Including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement

On August 10, 2011, we filed a Current Report on Form 8-K with respect to our contract the (“Share Purchase Agreement”) to acquire all of the outstanding common stock of Lumigene Technologies, Inc. for $1,000,000, an additional $480,000 if certain post closing milestones are satisfied and 2% of all gross revenue realized from the business after the closing.  The purchase price is reflected in Canadian dollars.

On November 7, 2011 the parties amended the Share Purchase Agreement, to among other things, delete the additional $480,000 referenced above and to provided that $650,000 of the $1,000,000 fixed purchase price shall be payable on the timely satisfaction of certain milestones, which if not satisfied on the dates provided will result in a reduction in the fixed purchase price.

The projected closing date of the transaction has been extended until November 30, 2011.  Also, the purchaser has agreed to pay expenses related to the audit of Lumigene in an amount not to exceed $50,000 Canadian dollars.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Appointment of Directors

Effective November 9, 2001, our Board of Directors increased the number of its members who will serve on the Board of Directors from two to four persons and appointed Darshna Tanna and Ferman A. Naqvi as members of our Board of Directors. Mr. Naqvi has no family relationships with any executive officers or directors of the Company or persons nominated or chosen by the Company to become directors or officers.  Ms. Tanna is the sister-in-law of Mohamed K. Karatella, our Chief Executive Officer and a Director. There is no arrangement or understanding pursuant to which either Ms. Tanna or Mr. Naqvi was appointed a member of the Board of Directors nor is the Company aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Resume of Darshna Tanna

From 2006 to present, Ms. Tanna, who is 49 years old, has worked for Biomerieux Asia-Pacific Region, a world leader in the field of in-vitro diagnostics where she has most recently served as its Regional Director.  At Biomerieux, she has been involved in virtually all aspects of the Company’s sales and marketing functions, including managing regional sales managers and country managers in various regional offices in Asia, developing sales for key accounts, management of the Company’s distribution network, training sales staff and creating budgets.  She has also participated in the launch of new products.   Ms. Tanna has also served as the Director General of Foundation Merieux, from 2004 to 2006, and as General Manager and Managing Director- Canada of bioMerieux Canada Inc. where she was responsible for virtually every aspect of the company’s Canadian operations.  Ms. Tanna had previously served as the Director of Business Operations for bioMerieux Canada from 2000 to 2001.

Ms. Tanna has also occupied several managerial positions at Organon Teknika (North America), a biopharmaceutical company engaging in the manufacturing and marketing of prescription medicines primarily in the areas of gynecology, fertility, neuroscience, and anesthesia.

Resume of Ferman A. Naqvi

From December 2006 to present, Mr. Naqvi, who is 35 years old, has worked for the Hudson Bay Company in various accounting and financial reporting functions, including most recently as senior manager of accounting and reporting where he is part of a team responsible for the Hudson Bay’s financial reports.  During his career, Mr. Naqvi has also worked for Manulife Financial where, from June 2003 through April 2006, he was engaged in various financial reporting projects.  He also co-led a consulting project in 2006 for the Ministry of Finance of the Government of Ontario.  Mr. Naqvi served from September 2000 to January 2003 as senior auditor for Deloitte and Touche LLP (formerly Arthur Andersen LLP) where he was responsible for the audit of private and public companies in the financial and manufacturing industries.

EXHIBIT INDEX

Exhibit No.Description of Exhibit

10.3
Amendment to Share Purchase Agreement dated as of November 4, 2011 between MDRM Group (Canada) Ltd. (of the first part), Michalkoff Family Trust, Hrycyshyn Family Trust and Stolarchuk Family Trust (of the second part), Lumigene Technologies Inc. (of the third part)and Mark Michalkoff, Roman Hrycyshyn and Danylo Stolarchuk (of the fourth part).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2011	MODERN MOBILITY AIDS, INC. (Registrant)

/s/ Mohamed K. Karatella
Mohamed K. Karatella, President, Chief Financial Officer, Treasurer a nd Principal Accounting Officer